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                                                                       EXHIBIT l



                    [LETTERHEAD OF MCCARTER & ENGLISH, LLP]

                                                               May 10, 2000


RE:      The Oxbow Fund, LLC
         Registration Statement on Form N-2

The Oxbow Fund, LLC
223 Wanaque Avenue
Pompton Lakes, New Jersey 07442

Dear Ladies and Gentlemen:

            We have acted as counsel for The Oxbow Fund, LLC, a New Jersey limited liability company (the "Company"), in connection with the Registration Statement on Form N-2, as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, relating to the offering of up to 250,000 Limited Liability Company Units (the "Units") of the Company. Capitalized terms not otherwise defined herein have the meanings specified in the Registration Statement.

            In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including:

     (a)      the Certificate of Formation of the Company;

     (b)      the resolutions of the Board of Directors of the Company;

     (c)      the Operating Agreement of the Company; and

     (d)      the Registration Statement.

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The Oxbow Fund, LLC
May 9, 2000
Page 2



            In such examination, we have assumed the genuiness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed the correctness and completeness of the statements made in the documents submitted to us.

            Our opinion is based upon the laws and documents examined as they exist as of the date of this opinion and any modification, repeal, amendment, or authoritative interpretation of the laws or modification or amendment to the documents occurring subsequent to the date of this opinion may cause our opinion to vary from that set forth below.

            Based upon such examination, and relying solely upon the foregoing, subject to the assumptions, exceptions, comments, and qualifications herein expressed and limited in all respects to the laws of the State of New Jersey and federal law, we are of the opinion that:

            1. The Company has been duly formed, is validly existing, and in good standing under the laws of the State of New Jersey, and has all requisite power and authority to conduct its businesses and issue the Units as contemplated by the Registration Statement.

            2. Upon issuance and delivery by the Company of the Units, and payment of the purchase price therefor, the Units so issued will be legally issued, fully paid and non-assessable.

         The issuance of the Units is subject to the continuing effectiveness of the Registration Statement and the qualification, or exemption from registration, of such Units under certain state securities laws.

            This opinion is furnished to you in connection with the registration of Units of the Company solely for your benefit, and may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ McCarter & English, LLP

                                             McCarter & English, LLP